EXECUTION VERSION

Stock Purchase Agreement

by and among

Retrophin, Inc.
as Buyer,

Kyalin Biosciences, Inc.,
As the Company,

and

the Sellers party hereto

Dated: December 23, 2013

Page

ARTICLE 1 SALE AND PURCHASE		1
1.1.	Sale and Purchase of Kyalin Stock.	1
1.2.	Purchase Price.	2
1.3.	Closing	4

ARTICLE 2 OTHER AGREEMENTS		5
2.1.	Agent.	5
2.2.	Tax Matters.	6
2.3.	Public Announcements.	7

ARTICLE 3 REPRESENTATIONS AND WARRANTIES OF THE COMPANY		7
3.1.	Organization, Good Standing and Qualification.	7
3.2.	Capitalization and Ownership.	7
3.3.	No Subsidiaries or Other Ownership Interests.	8
3.4.	Authority of the Company.	8
3.5.	No Conflicts.	8
3.6.	Consents and Approvals.	9
3.7.	Assets, Title and Condition, Absence of Undisclosed Liabilities.	9
3.8.	Compliance with Laws.	10
3.9.	Tax Returns and Reports.	10
3.10.	Litigation.	11
3.11.	Employee Benefit Plans.	11
3.12.	Contracts and Commitments.	12
3.13.	Bank and Brokerage Accounts; Powers of Attorney.	13
3.14.	Intellectual Property.	13
3.15.	Insurance.	15
3.16.	Employees	15
3.17.	Labor and Employee Relations	15
3.19.	Permits and Regulatory Filings	16
3.20.	Real Property	17
3.21.	Environmental	17
3.22.	Transactions with Affiliates	17
3.23.	No Trading in the Buyer Securities	17
3.24.	Financial Advisors	18
3.25.	Disclosure	18

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF THE SELLERS		18
4.1.	Ownership of Kyalin Stock.	18
4.2.	Existence and Authorization.	18
4.3.	No Conflicts.	19
4.4.	Investment.	19
4.5.	Brokers’ or Finders’ Fees.	19

(Continued)

 Page

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF THE BUYER		19
5.1.	Organization.	20
5.2.	Authorization of Transaction.	20
5.3.	Noncontravention.	20
5.4.	Compliance with Laws; Permits.	21
5.5.	Retrophin Common Stock.	21
5.6.	SEC Documents.	21
5.7.	Absence of Changes.	21
5.8.	Sufficient Funds.	21
5.9.	Brokers’ Fees.	22

ARTICLE 6 SURVIVAL OF REPRESENTATIONS AND WARRANTIES		22

ARTICLE 7 CLOSING DELIVERABLES		22
7.1.	Sellers’ Deliverables.	22
7.2.	Buyer Deliverables.	23

ARTICLE 8 INDEMNIFICATION		23
8.1.	Indemnification of the Buyer Indemnitees.	23
8.2.	Indemnification of Sellers Indemnitees.	24
8.3.	Limitations.	24
8.4.	Method of Asserting Claims, etc.	25
8.5.	Payment of Indemnity Claim; Set Off.	28
8.6.	Knowledge of Breach.	28
8.7.	Adverse Consequences.	28
8.8.	Exclusivity.	28
8.9.	No Implied Representations.	29

ARTICLE 9 NOTICES		29

ARTICLE 10 GENERAL		30
10.1.	Usage of Terms.	30
10.2.	Legal Representation of the Parties.	31
10.3.	Incorporation of Schedules and Exhibits; Entire Agreement.	31
10.4.	Waiver.	31
10.5.	Amendment.	31
10.6.	Counterparts.	32
10.7.	Headings	32
10.8.	Governing law.	32
10.9.	WAIVER OF JURY TRIAL.	32
10.10.	CONSENT TO JURISDICTION.	32
10.11.	Binding Effect.	32
10.12.	Expenses.	33
10.13.	Further Assurances.	33

(Continued)

 Page

10.14.	No Third Party Beneficiary.	33
10.15.	Assignment.	33
10.16.	Character of Payments.	33
10.17.	Limitation of Liability.	34
10.18.	Trustee Capacity of Wilmington Trust.	34
Exhibits
Exhibit A  Non-Competition, Non-Solicitation and Non-Disclosure Agreement
Exhibit B   General Release

INDEX OF DEFINED TERMS

Acquisition	1
Adverse Consequences	28
Agent	5
Agreement	1
Asset Transfer	4
Assets	9
Business Day	2
Buyer	1
Buyer Indemnitees	25
Change in Control	3
Claim Notice	26
Closing	4
Closing Cash Consideration	2
Closing Date	4
Closing Tax Periods	6
COBRA	12
Common Stock	7
Company	1
Completion	2
Compound	2
Contractual Obligations	12
Environmental Laws	17
ERISA	10
ERISA Affiliate	11
Exchange Act	7
First Payment Transaction Expenses	2
Fundamental Representations	22
Governmental Body	9
Indemnified Party	25
Indemnifying Party	25
Indemnity Notice	27
Intellectual Property	14
Intellectual Property Licenses	14
IRS	10
Kyalin Stock	1
Law	8
Letter	1
Lien	1
Liens	1
Material	12
Non-Competition Agreement	22
Notice Period	26
Order	9
Owned Intellectual Property	13
Permits	16

v

Permitted Liens	9
Person	8
Persons	8
Plan	11
Post-Closing Cash Consideration	2
Pro Rata Share	4
Purchase Price	2
Purchaser Shares	2
Retrophin Common Stock	2
RPIFT	34
RPSFT	34
Sale	4
SEC	21
SEC Documents	21
Second Payment Transaction Expenses	2
Securities Act	19
Seller	1
Sellers	1
Sellers Indemnitees	25
Tax	11
Taxes	11
Third Party Claim	26
Time-based Payments	3
Transaction Documents	18
Transaction Expenses	33
Transfer Tax	6

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT, dated as of December 23, 2013 (the “Agreement”), is by and among Retrophin, Inc., a Delaware corporation (“Buyer”), Kyalin Biosciences Inc., a Delaware corporation (the “Company”), and the parties set forth on the signature pages hereto (each a “Seller,” and collectively the “Sellers”).

RECITALS:

WHEREAS, the Company has executed and delivered a letter of intent dated September 6, 2013 (the “Letter”), setting for the terms and conditions of the proposed acquisition by Buyer of all of the issued and outstanding capital stock (“Kyalin Stock”), of the Company (the “Acquisition”);

WHEREAS, the Sellers collectively own 100% of the issued and outstanding Kyalin Stock; and

WHEREAS, the Letter contemplates the negotiation and execution of a legally binding, written agreement setting forth the definitive terms and conditions of the Acquisition, and the parties hereto intend that this Agreement shall constitute the definitive agreement.

AGREEMENT:

NOW, THEREFORE, in consideration of the mutual premises, covenants and agreements set forth herein and in reliance upon the representations and warranties contained herein, the parties hereto covenant and agree as follows:

ARTICLE 1
SALE AND PURCHASE

1.1. Sale and Purchase of Kyalin Stock.

On the terms and subject to the conditions contained in this Agreement, at the Closing, (i) the Sellers shall sell, transfer, convey, assign and deliver to the Buyer, and the Buyer shall purchase from the Sellers, free and clear of all liens, encumbrances, mortgages, pledges, charges, options, rights, security interests, agreements or claims of any nature whatsoever, recorded or unrecorded (individually a “Lien” and collectively the “Liens”), other than Permitted Liens, all of the Sellers’ right, title and interest in and to the Kyalin Stock owned of record and beneficially by the Sellers and (ii) in consideration of the sale of the Kyalin Stock, Buyer shall deliver, or cause to be delivered, to the Sellers the consideration specified in Section 1.2.

1.2. Purchase Price.

(a) The aggregate purchase price for all of the Kyalin Stock shall be (1) cash in an amount equal to (A) ########* less (B) the aggregate Transaction Expenses set forth on Schedule 1.2(a) hereto and designated as “First Payment Transaction Expenses”, to be delivered to Sellers at Closing according to each Seller’s Pro Rata Share (the “Closing Cash Consideration”); (2) cash in the amount of the aggregate Transaction Expenses set forth on Schedule 1.2(a) hereto and designated as “First Payment Transaction Expenses”, to be delivered to the recipients set forth thereon at Closing; (3) cash in the amount of (x) ########* less (y) the aggregate Transaction Expenses set forth on Schedule 1.2(a) hereto and designated as “Second Payment Transaction Expenses”, to be delivered to Sellers on ########* (or on the next day other than Saturday, Sunday or a public holiday on which banks are closed under the laws of the State of New York (a “Business Day”) if such date is not a Business Day) according to each Seller’s Pro Rata Share (the “Post-Closing Cash Consideration”); (4) cash in the amount of the aggregate Transaction Expenses set forth on Schedule 1.2(a) hereto and designated as “Second Payment Transaction Expenses”, to be delivered to the recipients set forth thereon on ########* and (5) ########* of shares (the “Purchaser Shares”) of Buyer’s common stock, par value $0.0001 per share (“Retrophin Common Stock”), at such times and in amounts determined in such manner as set forth below:

(i) ########*;

(ii) ########*;

(iii) ########*;

(iv) ########*; and

(v) ########*.

The Closing Cash Consideration, the Post-Closing Cash Consideration and the Purchaser Shares shall be referred to herein collectively as the “Purchase Price.”

(b) The following definitions shall apply to this Section 1.2:

(i) ########*.

(ii) “Completion” with respect to a human clinical trial means the database lock.

(iii) “Compound” shall mean any drug compound that includes either of carbetocin or oxytocin.

(iv) ########*.

(v) ########*.

____________________
*  ########  =   Material omitted pursuant to a request for Confidential Treatment and submitted separately to the Commission on the date of submission of this Current Report on Form 8-K.

(vi) ########*.

(vii) ########*.

(c) If, pursuant to Section 1.2(a), the number of shares of Retrophin Common Stock a Seller would be entitled to receive results in receipt of fractional shares, the aggregate number of shares of Retrophin Common Stock the Seller is entitled to purchase will be rounded up to the nearest whole number.

(d) If, at any time that Purchaser Shares are issuable to the Sellers hereunder, (i) adequate current public information with respect to Buyer is not available (as determined by Rule 144(c), promulgated under the Securities Act, or any successor rule thereto) and does not become so available within thirty days after the date such Purchaser Shares first become issuable, or (ii) Buyer is not then subject to the reporting requirements of section 13 or 15(d) of the Exchange Act, Buyer shall, instead of issuing such Purchaser Shares, issue to each Seller one half (1/2) of the number of Purchaser Shares required to be issued under this Agreement and pay each Seller, in cash, the other one half (1/2) of the dollar amount that would otherwise be issued in Purchaser Shares.  By way of an example, if on the date that issuance of Purchaser Shares is due under Section 1(a)(iii) hereof, either of the conditions set forth in the first sentence of this Section 1(a)(d) is met, then (1) Buyer shall issue to each Seller his, her or its Pro Rata Share of a number of shares of Retrophin Common Stock determined by dividing ########* by ########* and (2) Buyer shall pay the Sellers cash in the amount of ########* according to each Seller’s Pro Rata Share.

(e) In the event of changes in the outstanding Common Stock of the Buyer by reason of stock dividends, split-ups, recapitalizations, reclassifications, combinations, mergers or exchanges of shares, separations, reorganizations, liquidations, or the like, the number, class, and kind of shares to be issued to the Sellers pursuant to this Section 1.2 shall be proportionately adjusted to give the Sellers, on the applicable issuance date, the total number, class, and kind of shares as the Seller would have owned had the shares been issued prior to the event and had the Seller continued to hold such shares until after the event requiring such adjustment.  Buyer shall provide prompt written notice to each Seller of any such adjustment, including the total number, class, and kind of shares issuable and showing in reasonable detail the facts on which that adjustment is based.  All adjustments under this Section 1.2(e) shall be made cumulatively and successively whenever an event requiring any such adjustment occurs.

(f) Notwithstanding anything to the contrary herein, in the event of any Sale or Asset Transfer of Buyer following the Closing Date (any such transaction a “Change in Control”), payment of the Closing Cash Consideration and Post-Closing Cash Consideration, to the extent not already paid to the Sellers, the issuances of Retrophin Common Stock issuable pursuant to ########*, to the extent not already issued hereunder, and the payment of any cash consideration required under Section 1(a)(i) and Section 1(a)(ii), after giving effect to the adjustments required by Section 1(d) and to the extent not already paid (collectively the “Time-based Payments”), shall be accelerated and shall be due and payable or issuable, as the case may be, to the Sellers as of immediately prior to the effective date of such Change in Control.  For the purposes of this Section 1.2(f), “Sale” shall mean (A) any consolidation or merger of Buyer with or into any other corporation or other entity or person (other than the Company), or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the stockholders of Buyer immediately prior to such consolidation, merger or reorganization, continue to hold at least a majority of the voting power of the surviving entity in substantially the same proportions (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; and “Asset Transfer” shall mean the sale, lease, exclusive license or other disposition (except pursuant to this agreement) of all or substantially all of the Assets of the Company as of the Closing Date, unless the acquirer of such assets expressly undertakes to perform the obligations of the Buyer hereunder.   Notwithstanding anything to the contrary herein, in no event shall any Sale or Asset Transfer in which Martin Shkreli serves as principal executive officer of the acquiring or surviving entity immediately after the consummation thereof constitute a Change of Control.

____________________
* ########  =   Material omitted pursuant to a request for Confidential Treatment and submitted separately to the Commission on the date of submission of this Current Report on Form 8-K.

1.3. Closing

(a) Closing. Assuming the proper execution and delivery of all of the documents set forth in this Section 1.3, the closing of the transactions contemplated hereby (the “Closing”) shall take place simultaneously with the execution and delivery of this Agreement, and the date and time of the completion of the foregoing shall be deemed the “Closing Date.”  The Closing shall take place via the electronic exchange of documents and signatures.  The parties acknowledge and agree that (i) all proceedings at the Closing shall be deemed to be taken and all documents to be executed and delivered by all parties at the Closing shall be deemed to have been taken and executed simultaneously, and no proceedings shall be deemed taken nor any documents executed or delivered until all have been taken, executed or delivered, and (ii) that the Closing shall be deemed to have taken place at the offices of Olshan Frome Wolosky LLP, located at Park Avenue Tower, 65 East 55th Street, New York, New York 10022, at 12:01 a.m., prevailing Eastern time, on the Closing Date.

(b) Closing Transactions.  On the terms and subject to the conditions set forth in this Agreement, the parties shall consummate the following closing transactions at the Closing:

(i) The Company shall deliver or cause to be delivered to Buyer the documents referred to in Section 7.1;

(ii) the Buyer shall deliver to Agent the documents referred to in Section 7.2;

(iii) The Buyer shall deliver to each Seller by wire transfer of immediately available funds to the account designated by such Seller the proportionate share of the Closing Cash Consideration determined based on the number of shares of Kyalin Stock owned by such Seller to the aggregate number of shares of Kyalin Stocked owned by all Sellers (the “Pro Rata Share”); and

(iv) The Buyer shall pay the Transaction Expenses set forth on Schedule 1.2(a) and designated as “First Payment Transaction Expenses” according to the wire transfer or check delivery instructions provided by the Company.

ARTICLE 2
OTHER AGREEMENTS

2.1. Agent.

(a) Each of the Sellers hereby authorizes, directs and appoints Dr. Srinivas Rao (the “Agent”) to act as sole and exclusive agent, attorney-in-fact and representative of each Seller with respect to all matters arising under, in connection with or relating to this Agreement, including, without limitation, (i) determining, giving and receiving notices and processes under this Agreement, (ii) performing the rights and duties expressly assigned to the Agent hereunder, and (iii) taking all actions and incurring all expenses as the Agent shall reasonably deem necessary or prudent in connection with any of the foregoing, all on such terms and in such manner as he deems appropriate in Agent’s sole and absolute discretion. Any such actions taken, exercises of rights, power or authority, and any decision, determination, waiver, amendment or agreement made by the Agent consistent herewith, shall be absolutely and irrevocably binding on each Seller as if such Seller personally had taken such action, exercised such rights, power or authority or made such decision, determination, waiver, amendment or agreement in such Seller’s individual capacity, and no Seller shall have the right to object, dissent, protest or otherwise contest the same.  Any action required to be taken by a Seller hereunder or any such action which a Seller, at his, her or its election, has the right to take hereunder, shall be taken only and exclusively by the Agent and no Seller acting on his own shall be entitled to take any such action; provided that Agent shall not have the authority to: (1) change the obligations of any Seller under Article 8 of this Agreement; (2) change the definition of Pro Rata Share or the manner in which it is calculated; (3) amend or terminate this Agreement (including pursuant to Sections 10.4 and 10.5) if the effect of such amendment or termination affects a Seller (other than Agent) adversely; or (4) waive this Agreement (including pursuant to Sections 10.4 and 10.5), unless the affect of such waiver affects each Seller proportionately and in the same manner.

(b) The appointment of the Agent as each Seller’s attorney-in-fact revokes any power of attorney heretofore granted that authorized any other Person or Persons to represent such Seller with regard to the Agreement. The appointment of the Agent as attorney-in-fact pursuant hereto is coupled with an interest and is irrevocable.

(c) The Agent hereby accepts the foregoing appointment and agrees to serve in such capacity, subject to the provisions hereof, for the period of time from and after the date hereof without compensation except for the reimbursement from the Sellers of reasonable out-of-pocket expenses incurred by the Agent in his capacity as such. Each Seller hereby waives all actual or potential conflicts of interest arising out of the Agent’s activities or authority as Agent and his relationships with the Companies, Buyer or any of their respective affiliates (whether before or after the Closing), whether as an employee, consultant, agent, director, officer, manager, equity Seller or other representative.

(d) Notwithstanding anything to the contrary contained in this Agreement, the Agent shall have no liabilities, duties or responsibilities to the Sellers except those expressly set forth herein, and no implied covenants, functions, responsibilities, duties, obligations or liabilities on behalf of any Seller shall otherwise exist against the Agent.  The Agent shall not be liable to any of the Sellers for any decisions made or actions taken or omitted to be taken by the Agent in good faith and believed by Agent to be authorized by, or within the rights or powers conferred upon it by, this Agreement (except for Agent’s gross negligence or willful misconduct),  The Sellers shall severally indemnify and hold harmless the Agent against any and all Adverse Consequences arising out of actions taken or omitted to be taken pursuant to the provisions of this Section 2.1 and such other provisions of this Agreement as may be applicable (except in the case of the gross negligence or willful misconduct by such Agent), including the reasonable fees of attorneys, accountants and other advisors and all costs and expenses of investigation and defense of claims.  The several liability of each Seller under this Section 2.1(d) will be pro rata in accordance with the Pro Rata Share.

(e) Each of Buyer, the Company and their respective affiliates (i) shall be fully protected in relying upon and shall be entitled to rely upon, and shall have no liability to the Sellers with respect to, agreements, actions, decisions and determinations of the Agent in connection with this Agreement, and (ii) shall be entitled to assume that all agreements, actions, decisions and determinations of the Agent in connection with this Agreement are fully authorized by and binding upon all of the Sellers.

2.2. Tax Matters.

(a) The Company’s tax year will end on the Closing Date for federal income tax purposes.  The Buyer shall prepare and file, or cause to be prepared and filed, all federal income Tax Returns relating to the Company for all Tax periods ending on, before or after the Closing Date, and the Buyer shall pay all Taxes (including state and federal income and franchise taxes) of the Company when due from and after the Closing Date.  All Tax Returns of the Company for all periods ending on or prior to the Closing Date (the “Pre-Closing Tax Periods”) shall be prepared consistently with the past practice of the Company, unless otherwise required by applicable law.  Buyer shall permit the Agent to review and comment on each Tax Return for any Pre-Closing Tax Periods prior to filing and shall accept all comments that are reasonable and to the extent such comments are consistent with the standard set forth in the prior sentence.

(b) After the Closing Date, the Agent and the Buyer shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the preparation and filing of Tax Returns pursuant to this Agreement and any audit, litigation or other proceeding with respect to Taxes.  Agent and Buyer will each make available to the other, as reasonably requested, all information, records or documents relating to liability for Taxes for all periods before or including the Closing Date and will preserve such information, records or documents until the expiration of any applicable statute of limitations or extensions thereof.

(c) Any tax refunds and credits of the Company, whether attributable to the Pre-Closing Tax Period or any period ending on or after the Closing Date, shall be for the account of the Buyer.

(d) All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) (“Transfer Tax”) incurred in connection with this Agreement shall be paid by Buyer when due, and Buyer will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes and related fees, provided, however, that Buyer shall be entitled to indemnification for one-half of the amount of any such Transfer Tax in accordance with the terms of Article VIII hereof.

2.3. Public Announcements.

The Sellers acknowledges that Parent may be required by the rules of the Securities Exchange Act of 1934 (the “Exchange Act”) to disclose the Acquisition in one or more reports to be filed with the Securities and Exchange Commission, containing such information regarding the Transactions as Buyer may, in its sole and absolute discretion, determine to be necessary and appropriate in order to comply with the requirements of the Exchange Act.  Except for the reports described above and any other notice which is required pursuant to the requirements of Law, each of Buyer and the Sellers hereby agrees that neither it nor any of its affiliates will issue any press release or other public announcement related to the Acquisition without the prior written consent of the other party. Except as set forth above or otherwise agreed in writing by the Buyer, the Sellers shall maintain as confidential the terms and conditions of this Agreement and the Acquisition; provided, however, that the Sellers may disclose such information (a) to its professional advisors, (b) to regulatory officers having jurisdiction over the Sellers or the transactions contemplated by this Agreement and (c) as may be required by applicable Law or legal process or in connection with any legal proceeding to which such Sellers are a party or is otherwise subject.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Buyer as of the Closing Date that the statements contained in this Article 3 are true and correct except as set forth in the Schedules delivered in connection herewith (provided that any fact or item disclosed in the Schedules with respect to one representation or warranty shall be deemed to be disclosed with respect to each other representation or warranty in this Agreement to which its applicability is readily apparent from the face of the disclosure).

3.1. Organization, Good Standing and Qualification.

The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, hold, use and lease its properties and assets and to conduct its business as it is now being conducted.  The Company is duly registered or qualified as a foreign corporation and is in good standing in all jurisdictions in which the character of the properties and assets now owned or leased by it or the nature of the business now conducted by it requires it to be so registered or qualified, except where the failure to be so registered or qualified and in good standing would not reasonably be expected to have a material adverse effect on the business or assets of the Company.  The Company has delivered to the Buyer true, complete and correct copies of its articles of incorporation and bylaws, as amended to the date of this Agreement.

3.2. Capitalization and Ownership.

(a) The authorized capital stock of the Company consists of 900 shares of common stock, $0.01 par value per share (the “Common Stock”), 100 shares of which are issued and outstanding as of the date hereof, and 100 shares of preferred stock, $0.01 par value per share, no shares of which are issued and outstanding as of the date hereof.  The Company has no shares of treasury stock.  All of the issued and outstanding shares have been validly issued, are fully paid and non-assessable and were offered, issued, sold and delivered by the Company in compliance with all applicable Law, including any Law concerning the issuance of securities.  None of such shares were issued in violation of any preemptive rights.  There is no individual, firm, corporation, partnership, trust, incorporated or unincorporated association, joint venture, joint stock company, limited liability company, Governmental Body or other entity of any kind, and shall include any successor (by merger or otherwise) of such entity (individually each a “Person” and collectively “Persons”) who by reason of any past or present relationship with the Company, including prior or existing marital relationships, or otherwise, may have any rights or claims with respect to the capital stock of the Company.  There are no outstanding subscriptions, options, rights, warrants, convertible or exchangeable securities, calls or other agreements or commitments with respect to the capital stock of the Company.

(b) As of immediately prior to the Closing, Sellers hold of record and own beneficially all of the Kyalin Stock.

3.3. No Subsidiaries or Other Ownership Interests.

The Company does not own, of record or beneficially, or control, directly or indirectly, any capital stock or securities convertible into or exchangeable for capital stock or debt instruments of or any other equity or debt interests in any Person.

3.4. Authority of the Company.

The Company has all requisite corporate power and authority to enter into, execute and deliver this Agreement and the documents contemplated hereby to be executed by the Company and to perform the obligations to be performed by the Company hereunder and thereunder, respectively.  The execution, delivery and compliance by the Company with the terms of this Agreement and the documents contemplated hereby to be executed by the Company, and the consummation by the Company of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action of the Company.  This Agreement has been duly executed and delivered by the Company and this Agreement constitutes, and the documents contemplated hereby to be executed by the Company upon their execution and delivery as herein provided will constitute, the legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights and remedies generally, (ii) to the extent the indemnification provisions contained herein may further be limited by applicable laws and principles of public policy, and (iii) as to enforceability, the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).

3.5. No Conflicts.

The execution and delivery of this Agreement and the documents contemplated hereby to be executed by the Company do not, and compliance by the Company with the terms hereof and thereof and consummation by the Company of the transactions contemplated hereby and thereby will not, (a) to the Company’s knowledge, violate or conflict with any existing term or provision of any national, federal, state, county, municipal or local law, treaty, statute, code, ordinance, rule or regulation (“Law”) applicable to the Company or any order, writ, judgment, injunction, determination, decision, ruling, assessment, award or decree (“Order”) of any Governmental Body applicable to the Company; (b) conflict with or result in a breach of or default under any of the terms, conditions or provisions of the Amended and Restated Certificate of Incorporation, bylaws or any other organizational documents of the Company or any Contractual Obligation to which the Company, or by which the Company or any of the Assets of the Company may be bound; (c) result in the creation or imposition of any Lien upon any of the Assets or Kyalin Stock; (d) give to others any right of termination, cancellation, acceleration or modification in or with respect to any Contractual Obligation to which the Company is a party or otherwise subject, or by which the Company, the Assets or Kyalin Stock may be bound or subject; or (e) breach any fiduciary duty owed by the Company to any Person.  For purposes of this Agreement, the term “Governmental Body” means any (i) nation, state, county, parish, city, borough, village, district or other jurisdiction, (ii) federal, state, local, municipal, foreign or other government or instrumentality, (iii) governmental or quasi-governmental authority of any nature, including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers, (iv) multinational organization or body, (v) body exercising or entitled or purporting to exercise any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power or (vi) official of any of the foregoing, in their capacity as such.

3.6. Consents and Approvals.

The execution and delivery by the Company of this Agreement and the documents contemplated hereby to be executed by the Company, compliance by the Company with the terms hereof and thereof and consummation by the Company of the transactions contemplated hereby and thereby do not require the Company to make any declaration or give any notice to, make any filing or registration with or obtain any authorization, consent, approval or action of any Governmental Body or any other Person.

3.7. Assets, Title and Condition, Absence of Undisclosed Liabilities.

(a) Schedule 3.7(a) sets forth an accurate list of all personal property and all other tangible assets with a book value equal to or greater than $50,000 owned by the Company as of the Business Day immediately preceding the date of this Agreement.  The Company has good and marketable title to all of its personal properties and assets (the “Assets”), free and clear of any Liens, except for Permitted Liens.  For purposes of this Agreement, the term “Permitted Liens” means:  (a) inchoate mechanics’, materialmens’, carriers’, workmens’, repairmens’, contractors’ Liens and other inchoate Liens arising or incurred in the ordinary course of business and for amounts which are not delinquent and which would not be reasonably expected to be material in nature or amount, and (b) Liens for ad valorem, personal or real property Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith.

(b) The Assets are suitable for the purposes for which they have been and are being employed in the operation of the business of the Company and are in good operating condition and repair, reasonable wear and tear excepted.  All material Assets used by the Company in its business are either owned by the Company or leased or licensed under the Contractual Obligations identified in Schedule 3.7(b).  There are no actual, pending, or to the knowledge of the Company threatened, claims against any of the Assets that could give rise to a Lien on any of the Assets, or acts or incidents which would reasonably be expected to give rise to any such claims, relating to or arising out of the Assets or the operation of the business of the Company.  The Assets constitute all assets, properties and rights necessary, used or useful in or to the business of the Company as presently operated by the Company.

(c) The Company has no liabilities that would be required to be set forth on a balance sheet prepared in accordance with U.S. generally accepted accounting principles arising out of transactions entered into on or prior to the date hereof, or any transaction occurring on or prior to the date hereof, including liabilities on account of Taxes or “employee benefit plans” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder (“ERISA”), except (i) liabilities that do not, in the aggregate, exceed $25,000, (ii) liabilities for trade or business obligations incurred in the ordinary course of business consistent with past practice (none of which is a liability for breach of contract, breach of warranty, product liability, or an environmental liability), (iii) such liabilities as were incurred under any contracts that were not required to be listed on the Schedules attached hereto, if any (none of which is a liability for breach of contract, breach of warranty, product liability, or an environmental liability), (iv) such liabilities of the Company arising under or pursuant to this Agreement and under any Transaction Documents to which the Company is a party, if any, and/or (v) such liabilities of the Company set forth on Schedule 3.7(c),

3.8. Compliance with Laws.

There has been no failure by the Company or, to the Company’s knowledge, any employee, officer, director or agent of the Company to comply with any Law or Order of any Governmental Body that would reasonably be expected to, individually or in the aggregate, have a material adverse effect on the Buyer’s ability to conduct normal operations of the Company’s business with the Assets after the Closing, subject the Company to any material damage or penalty in any civil, criminal or governmental litigation or proceeding, or could reasonably be expected to be used as the basis for termination or modification of any Contractual Obligation to which the Company is a party or establish a Lien against any of the Assets.

3.9. Tax Returns and Reports.

The Company has duly and timely filed, or caused to be timely filed, all national, federal, state, local and foreign Tax reports and Tax Returns (including pursuant to extensions) with the appropriate Governmental Bodies in all jurisdictions in which such returns and reports are required to be filed, and all such returns and reports were materially correct as filed.  The Company has duly and timely paid, or caused to be duly and timely paid, all Taxes shown thereon or otherwise claimed to be due.  The Company has duly withheld and, if payable, paid all Taxes which the Company is required to withhold from, and pay relating to, compensation paid to employees of the Company.  The Company has not received any notice of assessment or proposed assessment by the Internal Revenue Service (“IRS”) or any other taxing authority in connection with any Tax Returns and there are no pending Tax examinations by any Governmental Body of any Tax Returns of or Tax claims in respect of the Tax Returns asserted against the Company or its properties.  There are no Tax liens on the Company, the Kyalin Stock or the Assets except for Liens on Assets for current taxes not yet due and payable.  The Company has not waived any Law fixing, or consented to the extension of, any period of time for assessment of any Taxes which waiver or consent is currently in effect.  As used in this Agreement, “Tax” or “Taxes” means all income, gross receipts, sales, use, employment, franchise, profits, ad valorem, personal and real property, excise or other taxes, fees, stamp taxes and duties, assessments or charges of any kind whatsoever (whether payable directly or by withholding), together with all interest and all penalties, additions to tax or additional amounts imposed by any taxing or other authority with respect thereto in any way relating to or arising out of the business of the Company or its Assets, and “Tax Return” means all Tax returns and forms required to be filed or furnished with respect to the Company, its business or Assets.

3.10. Litigation.

There are no actions, claims, suits, investigations, inquiries or proceedings pending against the Company or in rem against any of the Assets, or to the knowledge of the Company threatened against the Company or in rem against any of the Assets, at law or in equity, in any court, or before or by any Governmental Body.

3.11. Employee Benefit Plans.

(a) The Company does not have, nor has it ever had, any “employee benefit plan” as defined in Section 3(3) of ERISA, whether or not subject to ERISA, or other profit-sharing, incentive, deferred compensation, welfare, pension, retirement, severance, group insurance, stock option, stock purchase, stock incentive, bonus and other benefit plan, arrangement, agreement and practice that relates to benefits sponsored, maintained or contributed to by the Company or any other corporation or trade or business which is (or within the six years ending on the Closing Date was) a member of a “controlled group of corporations” with, under “common control” with, or a member of an “Affiliated service group” with the Company (“ERISA Affiliate”) as determined under Sections 414(b), (c), (m) or (o) of the Code, or with respect to which the Company or any ERISA Affiliate has any current or future obligation or liability with respect to a present or former director, officer, employee, agent or consultant of the Company or any ERISA Affiliate or under which any present or former director, officer, employee, agent or consultant of the Company or any ERISA Affiliate, or dependent or beneficiary thereof, have any current or future right to benefits (each such plan and arrangement being a “Plan”).  Since January 1, 2013, the Company has not communicated to any director, officer, employee, agent or consultant of the Company or any ERISA Affiliate any intention or commitment to modify any Plan or to establish or implement any other benefit plan, program or arrangement.

(b) Neither the Company nor any ERISA Affiliate has ever had an obligation to contribute to a “defined benefit plan,” as defined in Section 3(35) of ERISA, a pension plan subject to the minimum funding standards of Section 302 of ERISA or Section 412 of the Code, or a “multiemployer plan,” as defined in Section 3(37) of ERISA.

(c) Neither the Company nor any ERISA Affiliate maintains, has established or has ever participated in a multiple employer welfare benefit arrangement as described in Section 3(40)(A) of ERISA.

(d) Neither the Company nor any ERISA Affiliate has any current or future obligation or liability with respect to a Plan pursuant to the provisions of a collective bargaining agreement.

(e) Except as required by Sections 601-608 of ERISA (“COBRA”) or comparable state law, neither the Company nor any ERISA Affiliate maintains or contributes to any welfare benefit plan that provides coverage or benefits for either or both retired and active employees and/or their beneficiaries.

(f) No termination, retention, severance or similar benefit will become payable, and no director, officer, employee, agent or consultant of the Company or any ERISA Affiliate will be entitled to any additional benefits or any acceleration of the time of payment or vesting of any benefits under any Plan or other contract, as a result of the transactions contemplated by this Agreement.  There is no contract, agreement, plan or arrangement covering any current or former director, officer, employee, agent or consultant of the Company or any ERISA Affiliate that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to the terms of Section 162(a)(1), 162(m) and/or 280G of the Code or would require the payment of an excise tax imposed under Section 4999 of the Code or any “gross up” of any such excise tax.

(g) Neither the Company nor any ERISA Affiliate has any liability with respect to any Plan that is funded directly or indirectly by an insurance contract or pursuant to which any portion of the Company’s benefit obligations are reimbursed through an insurance contract, including any retroactive rate or premium adjustments, and the levels of insurance reserves and accrued liabilities with regard to each such Plan are reasonable and are sufficient to provide for all incurred but unreported claims.

(h) No person or entity that was engaged by the Company or an ERISA Affiliate as an independent contractor within the last five years reasonably can be characterized or deemed to be an employee of the Company or an ERISA Affiliate under applicable Laws for purposes of federal, state and local income taxation, workers’ compensation and unemployment insurance and Plan eligibility.

(i) Neither the Company nor any ERISA Affiliate (i) has established, maintained, or has any liability with respect to any deferred compensation plan, program or arrangement, other than a tax-qualified plan or restricted stock awards subject to a vesting schedule, including any “nonqualified deferred compensation plan” as defined under Section 409A(d)(1) of the Code or (ii) made any legally binding commitment to provide deferred compensation to its employees or former employees.

3.12. Contracts and Commitments.

(a) For purposes of this Section 3.12(a) only, the term “Material” refers to a Contractual Obligation that involves payments or receipts by the Company in excess of $50,000 in any year or that otherwise has a significant and substantial effect on the financial condition, business, results of operations, liabilities or operations of the Company.   Schedule 3.12(a) contains a true and complete list (and the Company has previously delivered to the Buyer true, correct and complete copies thereof, as amended) of all written Material Contractual Obligations or summaries of oral Material Contractual Obligations.  For purposes of this Agreement, “Contractual Obligations” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, lease, undertaking, contract, indenture, mortgage, deed of trust, license, or other instrument, whether written or oral, to which such Person is a party or by which it or any of its property is bound.

(b) Except as set forth on Schedule 3.12(b):  (i) each Contractual Obligation identified or required to be identified in Schedule 3.12(a) is in full force and effect and is valid and enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and general principles of equity (regardless of whether considered in a proceeding at law or in equity); (ii) the Company is in compliance with all material terms and requirements of each Contractual Obligation identified or required to be identified in Schedule 3.12(a); (iii) to the Company’s knowledge, each other Person that has or had any obligation or liability under any Contractual Obligation identified or required to be identified in Schedule 3.12(a) is in compliance with all material terms and requirements of such Contractual Obligation; (iv) to the Company’s knowledge, no event has occurred or circumstance exists that, with notice or lapse of time, or both, would result in a violation or breach of, or give the Company or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel, terminate or modify, any Contractual Obligation identified or required to be identified in Schedule 3.12(a); and (v)  the Company has not given to or received from any other Person, at any time since the Company’s inception, any written or, to the knowledge of the Company, other notice or communication regarding any actual, alleged, possible or potential violation or breach of, or default under, any Contractual Obligation identified or required to be identified in Schedule 3.12(a).  There are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company under current or completed Contractual Obligations with any Person and no such Person has made written demand or request for such renegotiation.

3.13. Bank and Brokerage Accounts; Powers of Attorney.

Schedule 3.13 sets forth a true, complete and correct list, as of the date of this Agreement, of (a) the name of each financial institution or brokerage firm in which the Company has accounts or safe deposit boxes, (b) the names in which the accounts or boxes are held, (c) the type of account and the cash, cash equivalents and securities held in such account as of the date of this Agreement, none of which assets have been withdrawn from such accounts since such date except for bona fide business purposes in the ordinary course of the business of the Company consistent with past practice; and (d) the name of each Person authorized to draw thereon or have access thereto.  There shall be no transactions on such accounts after the date of the reconciliation required by the preceding sentence.  No Person holds a general or special power of attorney from the Company.

3.14. Intellectual Property.

(a) The Company owns, free and clear from all liens or otherwise possesses legally enforceable rights to use all of the Intellectual Property (as defined below) necessary to conduct its business as currently conducted or proposed to be conducted.

(b) Schedule 3.14(b)(i) sets forth a true, complete and correct list of the Intellectual Property owned by the Company (“Owned Intellectual Property”) for which a registration or application has been filed with a Governmental Body, including patents, trademarks, service marks and copyrights, issued by or registered with, or for which any application for issuance or registration thereof has been filed with, any Governmental Body.  Schedule 3.14(b)(ii) sets forth a complete and correct list of all trademarks, service marks and other trade designations that are Owned Intellectual Property and not otherwise identified in Schedule 3.14(b)(i).  Schedule 3.14(b)(iii) also sets forth a complete and correct list of all written or oral licenses and arrangements (other than ordinary course licenses of commercially available software), (A) pursuant to which the use by any Person of Intellectual Property is permitted by the Company or (B) pursuant to which the use by the Company of Intellectual Property is permitted by any Person (collectively, the “Intellectual Property Licenses”).  The Intellectual Property Licenses are in full force and effect.

(c) To the Company’s knowledge, nothing will interfere with, infringe upon, misappropriate, or otherwise come into conflict with, any Intellectual Property rights of third parties as a result of the continued operation of the Company’s business as presently conducted.

(d) To the Company’s knowledge, no Intellectual Property that is Owned Intellectual Property or subject to any Intellectual Property License is being infringed by third parties.  There is no claim or demand of any Person pertaining to, or any proceeding which is pending or, to the Company’s knowledge, threatened, that challenges the rights of the Company in respect of any Owned Intellectual Property, or claims that any default exists under any Intellectual Property License.

(e) The Company has no liability relating to (i) the creation by the Company or an employee or independent contractor of the Company of Intellectual Property in connection with the performance of services for a customer of the Company or (ii) any failure of the Company or any such employee or independent contractor to assign rights therein to such customer.

(f) The Company does not own, use or license any computer programs or software, including source code, object code or databases, that are material to the Company’s business or the use or development of the Company’s assets.

(g)  “Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations and renewals in connection therewith, (d) all mask works and all applications, registrations and renewals in connection therewith, (e) all trade secrets and confidential information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

3.15. Insurance.

(a) Schedule 3.15 sets forth a true, complete and correct list of all insurance policies of the Company for the current policy year, all of which are in full force and effect, and true, complete and correct copies of such insurance policies have been provided to the Buyer.  Schedule 3.15 sets forth an accurate list of all claims or losses currently outstanding, with a valuation of such claims and losses provided by each applicable insurance company showing all fire, theft, employee fidelity, worker’s compensation, property and other casualty and liability claims relating to any event or occurrence that took place or was discovered at any time during the past three policy years.  None of these insurance policies contain self-insured retention or retrospective loss limit provisions, nor are such insurance policies subject to retroactive premium adjustments.  Except as set forth in Schedule 3.15, none of such policies are “claims made” policies.  Any open claims or losses as of the Closing Date are recoverable under such policies.

(b) All of the insurance policies to which the Company is a party or that provide coverage to the Company or any of its directors or officers (or persons performing similar functions) (i) are issued by an insurer that is financially sound and reputable; (ii) are sufficient for compliance with all Laws and the Contractual Obligations to which the Company is a party or by which it is bound; and (iii) will continue in full force and effect following the Closing Date.  The Company has not received any refusal of coverage or any notice that a defense will be afforded with reservation of rights, or any notice of cancellation or any other indication that any such insurance policy is no longer in full force or effect or will not be renewed or any other notification that the issuer of any policy is not willing or able to perform its obligations thereunder.  The Company has paid all premiums due through the Closing Date, and has otherwise performed all of its obligations, under each policy and has given notice to the insurers of all claims that may be insured thereby.

3.16. Employees

The Company does not have, nor has it ever had, employees (including management employees) or independent contractors who render services on a regular basis to the Company whose annual compensation is or was in excess of $25,000. The Company is not a party to any Contractual Obligation with an employee of the Company or any of its affiliates containing a “golden parachute” or other similar provisions relating to the payment of severance benefits.  The Company does not currently have any employees on an authorized leave of absence under the Uniformed Services Employment and Reemployment Rights Act of 1994, the Family Medical Leave Act of 1993 or similar laws or pursuant to any other form of authorized leave of absence with reemployment rights which is sponsored by the Company.  The Company is not and will not be liable to any of its employees or consultants (or those of its affiliates) as of the Closing Date for any severance payment or benefit due such employee or consultants as a result of the consummation of the transactions contemplated by this Agreement.

3.17. Labor and Employee Relations

(a) The Company is not party to and has no obligation under any collective bargaining agreement or other labor union contract, white paper or side agreement with any labor union or organization, nor any obligation to recognize or deal with any labor union or organization.  There are no pending or overtly threatened representation campaigns, elections or proceedings or questions concerning union representation involving any employees of the Company.  There are no overt or to the knowledge of the Company pending activities or efforts of any labor union or organization (or representatives thereof) to organize any employees of the Company, nor of any demands for recognition or collective bargaining relating to any strikes, demands, slowdowns, work stoppages or lock-outs of any kind, or overt threats thereof, by or with respect to any of its employees, or any actual or claimed representatives thereof, and no such activities, efforts, demands, strikes, slowdowns, work stoppages or lock-outs occurred during the three-year period preceding the date hereof.

(b) There are no charges or complaints involving any federal, state or local civil rights enforcement agency or court; letters from attorneys representing employees or former employees claiming any form of discrimination, wrongful discharge, tort or contract violation, complaints or citations under the Occupational Safety and Health Act or any state or local occupational safety act or regulation; unfair labor practice charges or complaints with the National Labor Relations Board; or other claims, charges, actions or controversies pending, or to the knowledge of the Company threatened or proposed, involving the Company and any employee, former employee or any labor union or other organization representing or claiming to represent such employees’ interests.

(c) The Company has not taken any action that would constitute a “Mass Layoff” or “Plant Closing” within the meaning of the Worker Adjustment and Retraining Notification Act or would otherwise trigger notice requirements or liability under any state or local plant closing notice law.  No agreement, arbitration or Order of any Governmental Body in any way limits or restricts the Company from relocating or closing any of the operations of the Company.

3.18. The Company is not engaged in any violation of any Law related to employment, including unfair labor practices or acts of employment discrimination.

3.19. Permits and Regulatory Filings

(a) Schedule 3.19 contains a true, complete and correct list of all licenses, franchises, permits, operating authorizations and other authorizations of Governmental Bodies (“Permits”) owned or held by the Company that are material to the operation of the Company’s business or ownership of the Company’s assets.  The Permits are valid, and the Company has not received any written notice that any Governmental Body intends to cancel, terminate or not renew any such Permit.  The Permits constitute all permits or authorizations required by Law for the operation of the business of the Company as currently conducted and the ownership of the Assets.  The Company has conducted and is conducting its business in substantial compliance with the requirements, standards, criteria and conditions set forth in the Permits and applicable orders, approvals and variances related thereto, and is not in violation of any of the foregoing.  The transactions contemplated by this Agreement will not result in a default under or a breach or violation of any Permits.

(b) The Company has filed all reports, statements, documents, registrations, filings or submissions required, in connection with the operation of the business of the Company or the Assets, to be filed by the Company with any Governmental Body, except where the failure to do so would not reasonably be expected to have a material adverse effect on the business or assets of the Company.  All such filings complied with applicable Laws when filed and no deficiencies have been asserted to the Company in writing by any such Governmental Body with respect to such filings or submissions.

3.20. Real Property

The Company does not own or lease, nor has the Company ever owned or leased, real property.

3.21. Environmental

(a) To Company’s knowledge, the Company is in material compliance with all Environmental Laws, except for any failures to so comply as would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the business or assets of the Company.  “Environmental Laws” means all federal, state, provincial, foreign or local laws relating to health, safety or the environment, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Material Transportation Act (49 U.S.C. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. § 2601 et seq.), the National Environmental Policy Act (42 U.S.C. § 4321 et seq.), the Oil Pollution Act (33 U.S.C. § 2701 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as these laws have been amended or supplemented, and any analogous state or local statutes, rules or ordinances and the regulations promulgated pursuant thereto.

(b) To Company’s knowledge, during the two (2) years prior to the date hereof, the Company has not received any written notice from any Governmental Body regarding any actual or alleged material violation of Environmental Laws, or any material liabilities or potential liabilities for personal injury, property damage, natural resource damages, or investigatory or cleanup obligations arising under Environmental Laws, in either case the subject of which, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the Company’s business or assets.

3.22. Transactions with Affiliates

Except as set forth on Schedule 3.22, neither any Seller nor any employee, affiliate, director or officer of the Company has any interest in any property, real or personal, tangible or intangible, used in or pertaining to the business or operations of the Company.  Except as set forth on Schedule 3.22, there are no Contractual Obligations (formal or informal, written or oral) related directly or indirectly to the Company or the Assets between the Company and the Sellers or any affiliate of any Seller.

3.23. No Trading in the Buyer Securities

Neither the Company nor any of its affiliates having knowledge of the Acquisition, has at any time in the six-month period before the Closing, purchased, sold or in any way traded in the securities (including common stock, options or other derivatives) of the Buyer.

3.24. Financial Advisors

The Company has no liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer or Parent shall have any Liability.

3.25. Disclosure

None of the representations or warranties made by the Company herein or in any ancillary agreements to which the Company is a party (as qualified and modified by the Schedules), when all such documents are read together in their entirety, contains or will contain at the Closing Date any untrue statement of a material fact, or omits or will omit at the Closing Date to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Each Seller hereby represents and warrants to Buyer, severally and not jointly, that the statements contained in this Article 4 are true and correct as of the Closing Date.

4.1. Ownership of Kyalin Stock.

Each Seller is the record and beneficial holder shares of the Company’s capital stock in the amount set forth on Schedule 4.1 attached hereto free and clear of all Liens, other than Permitted Liens.

4.2. Existence and Authorization.

Each Seller is a natural person or entity duly organized, validly existing and in good standing under the laws of its jurisdiction of formation.  Sellers have all necessary right, power, capacity and authority, as applicable, to execute and deliver this Agreement and each of the Non-Competition Agreement and the other certificates and instruments being delivered pursuant to this Agreement (together with this Agreement, the “Transaction Documents”) to be executed and delivered by such Seller to consummate the transactions contemplated hereby and thereby and to comply with the terms, conditions and provisions hereof and thereof.  In the case of any Seller that is an entity, the execution, delivery and performance by such Seller of this Agreement and each of the Transaction Documents have been duly authorized by all requisite action in accordance with applicable Law and with the organizational documents of such Seller.  Each of this Agreement and the other Transaction Documents have been duly executed and delivered by each Seller and, assuming the due execution and delivery of this Agreement by the other parties, constitutes the legal, valid and binding obligations of each Seller, enforceable against such Seller, in accordance with its terms, subject to (i) the effect of any applicable Law of general application relating to bankruptcy, reorganization, insolvency, moratorium or similar Laws affecting creditors’ rights and relief of debtors generally and (ii) the effect of rules of law and general principles of equity, including rules of law and general principles of equity governing specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in an action in equity or at law).

4.3. No Conflicts.

Neither the execution and delivery by each Seller of this Agreement and the Transaction Documents to which such Seller is party, nor the performance by such Seller of the transactions contemplated hereby or thereby will: (a) in the event that Seller is an entity, violate or conflict with or result in a breach of any of the terms, conditions or provisions of the organizational documents of such Seller; (b) to such Seller’s knowledge, violate or conflict with or result in a breach of any Law  or Order applicable to the Seller; (c) result in the creation or imposition of any Lien upon the Kyalin Stock or affect the ability of such Seller to enter into this Agreement or consummate the transactions contemplated hereby; in each case, except as would not reasonably be expected to prohibit such Seller from transferring the Kyalin Stock as contemplated by this Agreement.   There are no voting trusts or other contracts to which the any Seller is a party or by which either of such Seller is bound with respect to the voting, transfer or other disposition of the Kyalin Stock.

4.4. Investment.

Each Seller is acquiring the Purchaser Shares for its own account, for investment purposes only and not with a view toward, or for sale in connection with, any distribution thereof, nor with any present intention of distributing or selling the Purchaser Shares, in violation of the federal securities Laws or any applicable state securities Laws.  Each Seller qualifies as an “accredited investor,” as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act of 1933, as amended (the “Securities Act”).  Each Seller understands that the acquisition of the Purchaser Shares to be acquired by him pursuant to the terms of this Agreement involves substantial risk.  Each Seller, or its representatives, have experience as an investor in securities and equity interests of companies such as the ones being transferred pursuant to this Agreement, and such Seller can bear the economic risk of his investment (which may be for an indefinite period) and has such knowledge and experience in financial or business matters that such Seller is capable of evaluating the merits and risks of his investment in the Purchaser Shares to be acquired by him pursuant to the transactions contemplated hereby.  Each Seller understands that the Purchaser Shares to be acquired by him, her or it pursuant to this Agreement have not been registered under the Securities Act. Seller acknowledges that such securities may not be transferred, sold, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and applicable state securities Laws or pursuant to an applicable exemption therefrom.

4.5. Brokers’ or Finders’ Fees.

No agent, broker, investment banker, Person or firm acting on behalf of Seller is or will be entitled to any brokers’ or finders’ fee or any other commission from any of the Parties in connection with any of the transactions contemplated hereby.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE BUYER

Buyer hereby represents and warrants to the Company and the Sellers that, as of the Closing Date:

5.1. Organization.

Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own, hold, use and lease its properties and assets and to conduct its business as it is now being conducted.  Buyer is duly registered or qualified as a foreign corporation and is in good standing in all jurisdictions in which the character of the properties and assets now owned or leased by it or the nature of the business now conducted by it requires it to be so registered or qualified, except where the failure to be so registered or qualified and in good standing would not reasonably be expected to have a material adverse effect on the business or assets of Buyer.

5.2. Authorization of Transaction.

Buyer has all requisite corporate power and authority to enter into, execute and deliver this Agreement and the documents contemplated hereby to be executed by Buyer and to perform the obligations to be performed by Buyer hereunder and thereunder, respectively.  The execution, delivery and compliance by Buyer with the terms of this Agreement and the documents contemplated hereby to be executed by Buyer, and the consummation by Buyer of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action of Buyer.  This Agreement has been duly executed and delivered by Buyer and this Agreement constitutes, and the documents contemplated hereby to be executed by Buyer upon their execution and delivery as herein provided will constitute, the legal, valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms, subject to (i) the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights and remedies generally, (ii) to the extent the indemnification provisions contained herein may further be limited by applicable laws and principles of public policy, and (iii) as to enforceability, the effect of general principles of equity (regardless of whether enforcement is considered in a proceeding at law or in equity).  Buyer is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Body in order to consummate the transactions contemplated by this Agreement and the documents contemplated to be executed by this Agreement to which it is a party.

5.3. Noncontravention.

The execution and delivery of this Agreement and the documents contemplated hereby to be executed by Buyer do not, and compliance by Buyer with the terms hereof and thereof and consummation by Buyer of the transactions contemplated hereby and thereby will not, (a) to Buyer’s knowledge, violate or conflict with any existing term or provision of any Law applicable to Buyer or any Order of any Governmental Body applicable to Buyer; (b) conflict with or result in a breach of or default under any of the terms, conditions or provisions of the certificate of incorporation, bylaws or any other organizational documents of Buyer or any Contractual Obligation to which Buyer, or by which Buyer or any of the Assets of Buyer may be bound; (c) result in the creation or imposition of any Lien upon any of the Buyer’s Assets or Retrophin Common Stock; (d) give to others any right of termination, cancellation, acceleration or modification in or with respect to any Contractual Obligation to which Buyer is a party or otherwise subject, or by which Buyer, the Buyer’s Assets or Retrophin Common Stock may be bound or subject; or (e) breach any fiduciary duty owed by Buyer to any Person.  The execution and delivery by Buyer of this Agreement and the documents contemplated hereby to be executed by Buyer, compliance by Buyer with the terms hereof and thereof and consummation by Buyer of the transactions contemplated hereby and thereby do not require Buyer to make any declaration or give any notice to, make any filing or registration with or obtain any authorization, consent, approval or action of any Governmental Body or any other Person.

5.4. Compliance with Laws; Permits.

The Buyer is in material compliance with all Laws applicable to it or to the conduct of the business or operations of the Buyer, except such non-compliance as would not be expected to have a material adverse effect on Buyer.  The Buyer has all Permits from Governmental Bodies which are required for the Buyer to operate its business, except as would not have a material adverse effect on Buyer.

5.5. Retrophin Common Stock.

All of the Retrophin Common Stock when issued in accordance with Article 1 hereof will be duly authorized, validly issued, fully paid and nonassessable.

5.6. SEC Documents.

Buyer has filed all required reports, schedules, forms, statements and other documents (including exhibits as either filed or deemed filed by incorporation by reference and any other information incorporated by reference) required to be filed by it with the Securities and Exchange Commission (the “SEC”).  As of their respective filing dates, Buyer’s Annual Report on Form 10-K for its fiscal year ended December 31, 2012 and each statement or report subsequently filed by Buyer pursuant to Sections 13 or 15(d) of the Exchange Act, other than any documents, portions of documents, exhibits or other information that is deemed to have been furnished to, rather than filed with, the SEC (collectively, the “SEC Documents”), complied in all material respects with the requirements of the Exchange Act and the published rules and regulations of the SEC, and none of the SEC Documents contained (at the time they were filed or if amended or superseded by a filing then on the date of such filing) any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected or amended by a subsequently filed SEC Document.

5.7. Absence of Changes.

Since the filing with the SEC of the Buyer’s last Quarterly Report on Form 10-Q, and except as otherwise disclosed in a periodic filing on Form 8-K since such date, there has not been any event, violation, circumstance or other matter that has had, or could reasonably be expected to result in a material adverse effect on the business or assets of Buyer.

5.8. Sufficient Funds.

Buyer has and will have, (a) sufficient funds on hand or available through existing liquidity facilities (without restrictions on drawdown that would delay payment of the Post-Closing Cash Consideration in accordance with Article 1 of this Agreement) and (b) sufficient authorized and unissued shares of Retrophin Common Stock, to consummate the transactions contemplated hereby.

5.9. Brokers’ Fees.

Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Sellers shall have any Liability.

ARTICLE 6
SURVIVAL OF REPRESENTATIONS AND WARRANTIES

All representations and warranties in this Agreement or in any certificate or document executed and delivered by either party to the other party pursuant to this Agreement shall survive the Closing Date and the consummation of the transactions contemplated hereby for a period of ########* following the Closing Date, except that the representations and warranties set forth in Sections 3.1 (but solely with respect to the first sentence thereof), 3.2, 3.4, 3.7(a), 3.24, 4.1, 4.2, 4.5, 5.2, 5.5 and 5.9 (the “Fundamental Representations”) shall survive ########*.  Unless a specified period is set forth in this Agreement or in a Transaction Document (in which event such specified period will control), all agreements and covenants contained in this Agreement and in any Transaction Documents will survive the Closing and remain in effect  (i) until fully performed or fulfilled, unless non-compliance with such covenants, agreements or obligations is waived in writing by the party or parties entitled to such performance or (ii) if not fully performed or fulfilled, until ########*.

ARTICLE 7
CLOSING DELIVERABLES

7.1. Sellers’ Deliverables.

On the Closing Date, each of the following documents shall have been delivered to the Buyer and, if applicable, be dated as of the Closing Date (unless otherwise indicated):

(a) a certificate executed by the Secretary of Company attaching and certifying as true and correct copies of (A) the Company’s current certificate of incorporation, certified by the Secretary of State of the State of Delaware as of a date not more than fifteen (15) calendar days prior to the Closing Date, and bylaws, and (B) the resolutions of the Company’s board of directors approving and adopting this Agreement and the transactions relating hereto;

(b) Non-Competition, Non-Solicitation and Non-Disclosure Agreement, in the form attached hereto as Exhibit B, duly executed by Dr. Rao (the “Non-Competition Agreement”);

(c) certificates representing the Kyalin Stock, duly endorsed (or accompanied by duly executed stock powers), for transfer to Buyer;

(d) releases in the form of Exhibit C executed by each Seller;

____________________
* ########  =   Material omitted pursuant to a request for Confidential Treatment and submitted separately to the Commission on the date of submission of this Current Report on Form 8-K.

(e) a certification duly executed by each Seller certifying in accordance with Section 1445 of the Code that such Seller is not a “foreign person” as defined in Section 1445(f)(3) of the Code and that such Seller is therefore exempt from the withholding requirements of said section;

(f) resignations of all of the directors and officers of the Company, effective on the Closing Date;

(g) a properly completed and duly executed IRS Form W-9 or W-8 (as applicable) from each Seller; and

(h) such other documents and instruments as the Buyer may reasonably request to effect the Closing.

7.2. Buyer Deliverables.

On the Closing Date, each of the following documents shall have been delivered to Agent and, if applicable, be dated as of the Closing Date:

(a) a copy of the resolutions of the Board of Directors of the Buyer, certified by the secretary thereof as having been duly and validly adopted and in full force and effect, authorizing the execution and delivery of this Agreement and the Transaction Documents to which the Buyer is a party and the performance of the transactions contemplated hereby and thereby; and

(b) such other documents and instruments as Sellers may reasonably request to effect the Closing.

ARTICLE 8
INDEMNIFICATION

8.1. Indemnification of the Buyer Indemnitees.

Subject to Section 8.3 hereof, the Sellers hereby agree to severally, but not jointly, indemnify and hold the Buyer Indemnitees harmless from and against all Adverse Consequences arising out of, based upon or resulting from:

(a) any misrepresentation in or breach of representation or warranty, when made, on the part of the Sellers or the Company under the terms of this Agreement or in any schedules or certificates delivered in connection herewith;

(b) any breach or non-fulfillment of any covenant or agreement on the part of the Sellers or the Company under the terms of this Agreement;

(c) the conduct of the operations and business of the Company or the ownership of the Assets on or before the Closing Date to the extent not incurred in the ordinary course of business and not disclosed to the Buyer;

(d) any amount(s)  of Transaction Expenses not included on Schedule 1.2(a); and

(e) any liability for Taxes imposed on the Company, or for which the Company is liable, with respect to the Pre-Closing Tax Period and one-half of any Transfer Taxes paid by the Company or Buyer.

The several liability of each Seller under this Section 8.1 will be pro rata in accordance with his, her or its Pro Rata Share.

8.2. Indemnification of Sellers Indemnitees.

Subject to Section 8.3 hereof, the Buyer hereby agrees to indemnify and hold the Sellers Indemnitees harmless from and against all Adverse Consequences arising out of, based upon or resulting from:

(a) any misrepresentation or breach of representation or warranty, when made, on the part of Parent or the Buyer under the terms of this Agreement or in any schedules or certificates delivered in connection herewith;

(b) any breach or non-fulfillment of any covenant or agreement on the part of Parent or the Buyer under the terms of this Agreement;

(c) the conduct of the operations and business of the Company or the ownership of the Assets after the Closing Date;

(d) Transaction Expenses in the amounts set forth on Schedule 1.2(a); and

(e) any liability for Taxes imposed on any Seller with respect to the any period that begins after the Closing Date and one-half of any Transfer Tax paid by any Seller.

8.3. Limitations.

(a) The rights of the Buyer Indemnitees to indemnification pursuant to the provisions of Section 8.1 are subject to the following limitations:

(i) The Buyer Indemnitees shall not be entitled to recover for any Adverse Consequences pursuant to Section 8.1 unless and until the aggregate amount of all Adverse Consequences for which the Buyer Indemnitees are entitled to indemnification under Section 8.1 exceeds the amount that is ########1, at which time the Buyer Indemnitees shall be entitled to seek and obtain indemnification for all Adverse Consequences for which the Buyer Indemnitees are entitled to seek and obtain indemnification pursuant to Section 8.1.

(ii) The aggregate Adverse Consequences for which the Buyer Indemnitees shall be entitled to seek and obtain indemnification pursuant to Section 8.1 shall not exceed the amount that is ########* (other than with respect to claims for any breach or inaccuracy of any representation or warranty that is fraudulent).

____________________
* ########  =   Material omitted pursuant to a request for Confidential Treatment and submitted separately to the Commission on the date of submission of this Current Report on Form 8-K.

(b) The limit set forth in Section 8.3(a)(ii) hereof, shall not apply to any breach by any of Seller of any of the Fundamental Representations or any Adverse Consequences arising out of or relating to fraud or willful misrepresentation, or willful breach.  For the sole purpose of determining the amount of Adverse Consequences (and not for determining whether or not any breaches of representations or warranties have occurred), the representations and warranties of the Company and Sellers shall not be deemed qualified by any references to materiality, knowledge or material adverse effect.

(c) The indemnification obligations in Section 8.1(a), (b) and Section 8.2(a) and (b) shall terminate when the respective representation and warranty or covenant expires, as set forth in Article 6 above.  With respect to any Claim Notice or Indemnity Notice delivered within the survival periods set forth in Article 6 above, the representations and warranties that are the subject of such indemnification claim shall survive with respect to such claim until such claim is finally resolved.

(d) Notwithstanding the foregoing, the total amount of the payments that Sellers can be required to make under or in connection with this Agreement (including all indemnification payments required to be made to Buyer and all expenses incurred by the Agent in accordance with Article 2) shall be limited in the aggregate to a maximum of ########*, and the Sellers’ cumulative liability shall in no event exceed such amount.

(e) Without limiting the foregoing, any indemnification payments required to be made by any Seller hereunder, other than indemnification payments with respect to Adverse Consequences arising out of any breach by the Company or Sellers of a Fundamental Representation, shall be made exclusively from the portion of the Purchase Price not yet paid to Sellers hereunder, pursuant to the set off provisions set forth in Section 8.5 and Buyer shall have no recourse against any Seller or any of Seller’s affiliates, or against any of the assets of the Sellers or any of the Seller’s affiliates, in connection with any indemnification claim or any other claim of any nature.

8.4. Method of Asserting Claims, etc.

Adverse Consequences shall include the respective damages from and against which the Buyer, the Company and their subsidiaries and affiliates and their respective officers, directors, shareholders, representatives, agents and attorneys (the “Buyer Indemnitees”) or the Sellers and his representatives, agents and attorneys (the “Sellers Indemnitees”), as the case may be, are indemnified as the context requires.  The Person claiming indemnification hereunder, whether a Buyer Indemnitee or Sellers Indemnitee, is sometimes referred to as the “Indemnified Party” and the party against whom such claims are asserted hereunder is sometimes referred to as the “Indemnifying Party”.  All claims for indemnification by an Indemnified Party under Section 8.1 or Section 8.2 hereof, as the case may be, shall be asserted and resolved as follows:

____________________
* ########  =   Material omitted pursuant to a request for Confidential Treatment and submitted separately to the Commission on the date of submission of this Current Report on Form 8-K.

(a) If any claim or demand for which an Indemnifying Party would be liable for Adverse Consequence to an Indemnified Party hereunder is overtly asserted against or sought to be collected from such Indemnified Party by a third party (a “Third Party Claim”), such Indemnified Party shall with reasonable promptness (but in no event later than five days after the Third Party Claim is so asserted or sought against the Indemnified Party) notify in writing the Indemnifying Party of such Third Party Claim enclosing a copy of all papers served, if any, and specifying the nature of and specific basis for such Third Party Claim and the amount or the estimated amount thereof to the extent then feasible, which estimate shall not be conclusive of the final amount of such Third Party Claim (the “Claim Notice”).  For this purpose the commencement of any audit or other investigation respecting Taxes shall constitute a Third Party Claim.  Notwithstanding the foregoing, failure to so provide a Claim Notice as provided above shall not relieve the Indemnifying Party from its obligation to indemnify the Indemnified Party with respect to any such Third Party Claim except to the extent that a failure to so notify the Indemnifying Party in reasonably sufficient time prejudices the Indemnifying Party’s ability to defend against the Third Party Claim.  The Indemnifying Party shall have thirty days from delivery of the Claim Notice (the “Notice Period”) to notify the Indemnified Party (i) whether or not the Indemnifying Party disputes the liability of the Indemnifying Party to the Indemnified Party hereunder with respect to such Third Party Claim and (ii) whether or not the Indemnifying Party desires, at the sole cost and expense of the Indemnifying Party, to defend the Indemnified Party against such Third Party Claim.

(b) If the Indemnifying Party notifies the Indemnified Party within the Notice Period that the Indemnifying Party does not dispute its liability to the Indemnified Party and that the Indemnifying Party desires to defend the Indemnified Party with respect to the Third Party Claim pursuant to this Article 7, then the Indemnifying Party shall have the right to defend, at its sole cost and expense, such Third Party Claim by all appropriate proceedings, which proceedings shall be diligently prosecuted by the Indemnifying Party to a final conclusion or settled at the discretion of the Indemnifying Party (but only if the Indemnifying Party is liable hereunder to the Indemnified Party for the full amount of, and all obligations under, such settlement; otherwise, no such settlement shall be agreed to without the prior written consent of the Indemnified Party, which consent will not be unreasonably withheld).  If the Indemnifying Party is liable hereunder to the Indemnified Party for the full amount of such Third Party Claim, the Indemnifying Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that the Indemnified Party is hereby authorized, at the sole cost and expense of the Indemnifying Party (but only if the Indemnified Party is actually entitled to indemnification hereunder or if the Indemnifying Party assumes the defense with respect to the Third Party Claim as permitted hereunder), to file during the Notice Period any motion, answer or other pleadings which the Indemnified Party shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and not prejudicial to the Indemnifying Party (it being understood and agreed that if an Indemnified Party takes any such action which is prejudicial and conclusively causes a final adjudication which is adverse to the Indemnifying Party, the Indemnifying Party shall be relieved of its obligations hereunder with respect to such Third Party Claim); and provided further that if requested by the Indemnifying Party, the Indemnified Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnifying Party and its counsel in contesting any Third Party Claim which the Indemnifying Party elects to contest, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person.  The Indemnified Party may participate in, but not control (except if the Indemnifying Party is not allegedly liable hereunder to the Indemnified Party for the full amount of such Third Party Claim, in which case whichever of the Indemnifying Party or the Indemnified Party is allegedly liable for the largest amount of Adverse Consequence with respect to the Third Party Claim shall control), any defense or settlement of any Third Party Claim with respect to which the Indemnifying Party is participating pursuant to this Section 8.4(b), and except as provided in the preceding sentence, the Indemnified Party shall bear its own costs and expenses with respect to such participation.

(c) If the Indemnifying Party fails to notify the Indemnified Party within the Notice Period that the Indemnifying Party does not dispute its liability to the Indemnified Party and that the Indemnifying Party desires to defend the Indemnified Party pursuant to this Article 7, then the Indemnified Party shall have the right to defend, at the sole cost and expense of the Indemnifying Party, the Third Party Claim by all appropriate proceedings, which proceedings shall be promptly and vigorously prosecuted by the Indemnified Party to a final conclusion or settled.  The Indemnified Party shall have full control of such defense and proceedings, including any compromise or settlement thereof; provided, however, that if requested by the Indemnified Party, the Indemnifying Party agrees, at the sole cost and expense of the Indemnifying Party, to cooperate with the Indemnified Party and its counsel in contesting any Third Party Claim which the Indemnified Party is contesting, or, if appropriate and related to the Third Party Claim in question, in making any counterclaim against the Person asserting the Third Party Claim, or any cross-complaint against any Person.  Notwithstanding the foregoing provisions of this Section 8.4(c), if the Indemnifying Party has timely notified the Indemnified Party that the Indemnifying Party disputes its liability to the Indemnified Party and if such dispute is resolved in favor of the Indemnifying Party by final, non-appealable order of a court of competent jurisdiction, the Indemnifying Party shall not be required to bear the costs and expenses of the Indemnified Party’s defense pursuant to this Section 8.4(c) or of the Indemnifying Party’s participation therein at the Indemnified Party’s request and the Indemnified Party shall reimburse the Indemnifying Party in full for all costs and expenses of such litigation.  The Indemnifying Party may participate in, but not control, any defense or settlement controlled by the Indemnified Party pursuant to this Section 8.4(c) (other than a dispute as to the Indemnifying Party’s liability to the Indemnified Party) and the Indemnifying Party shall bear its own costs and expenses with respect to such participation.

(d) If any Indemnified Party should have a claim against any Indemnifying Party hereunder which does not involve a Third Party Claim, the Indemnified Party shall notify the Indemnifying Party of such claim by the Indemnified Party, specifying the nature of and specific basis for such claim and the amount of the estimated amount of such claim (the “Indemnity Notice”).  If the Indemnifying Party does not notify the Indemnified Party within thirty days from delivery of the Indemnity Notice that the Indemnifying Party disputes such claim, the amount or estimated amount of such claim as specified by the Indemnified Party shall be conclusively deemed a liability of the Indemnifying Party.  If the Indemnifying Party has timely disputed such claim, as provided above, such dispute shall be resolved by litigation in an appropriate court of competent jurisdiction or as the parties otherwise at such time agree.

8.5. Payment of Indemnity Claim; Set Off.

Any indemnity claims shall be paid in cash by the Buyer to or on behalf of any Seller Indemnitee.  If any Buyer Indemnitee is entitled to indemnification as a result of a this Article 8, Buyer shall have the right to offset the amount of the Adverse Consequences or Third Party Claim against any future payment of the Purchaser Price yet to be paid to Sellers (but not those payments previously paid unless such Adverse Consequences arose out of any breach by the Company or Sellers of a Fundamental Representation) pursuant to Article 1, subject to the provisions of this Section 8.5.  If, at any time that a payment is due to Sellers as a result of the achievement of any of the events set forth in Section 1(a), and any Buyer Indemnitee is entitled to indemnification as a result of a claim for which such Indemnitee would, if such claim is successful, be entitled to offset, but such claim has not yet been resolved, then, (i) Buyer shall pay the amount equal to the amount of such payment less the maximum amount of such unresolved claim for indemnification to Sellers.  Upon final resolution of such claim for indemnification, to the extent applicable, Buyer shall promptly make the payments to Seller that are due, less the amount of indemnification due, pursuant to such final resolution.

8.6. Knowledge of Breach.

For purposes of this Article 8, Sellers shall not be deemed to have breached any representation or warranty if a prudent individual would be expected to discover or otherwise become aware of the breach of, or of any facts or circumstances constituting or resulting in a breach of, such representation or warranty in the course of conducting a reasonably comprehensive investigation of the documents and information posted at least ten (10) business days prior to the date of this Agreement, and remaining so posted as of the date of this Agreement, to the virtual data room hosted by the Company via Google Drive and utilized in providing due diligence information and materials to Buyer and its representatives in connection with the transactions contemplated hereby.

8.7. Adverse Consequences.

As used in this Agreement, the term “Adverse Consequences” shall mean liabilities, losses, claims, damages, actions, suits, proceedings, demands, assessments, adjustments, obligations, costs, deficiencies, penalties, fines, expenses and other judgments (at equity or in law) and damages whenever arising or incurred, including amounts paid in settlement and reasonable attorney’s fees, costs and expenses of investigations.

8.8. Exclusivity.

The right of each party hereto to assert indemnification claims and receive indemnification payments pursuant to this Section 8 shall be the sole and exclusive right and remedy exercisable by such party with respect to any breach by the other parties hereto of any representation or warranty.  Nothing in this Section 8.8 shall limit or restrict the ability or right of any Party hereto to seek injunctive or other equitable relief for any breach or alleged breach of this agreement or any provision hereof.

8.9. No Implied Representations.

Purchaser and Sellers acknowledge that, except as expressly provided herein, neither party hereto, and none of the affiliates of any party hereto, has made or is making any representations or warranties whatsoever, implied or otherwise.

ARTICLE 9
NOTICES

Whenever any notice, request, claim, demand or other communication is required or permitted under this Agreement, such notice, request, claim, demand or other communication shall be in writing and shall be given (and shall be deemed to have been duly received, if so given and no notice of failure of delivery is received) by (a) personal delivery, (b) electronic transmission (email, facsimile or other generally recognized electronic means of delivery), (c) nationally recognized commercial courier for next Business Day delivery or (d) registered or certified mail, postage prepaid, return receipt requested, to the parties at the addresses set forth below or at such other addresses as such parties may designate by notice to the other parties.  No such notice specifying a new address shall be deemed to have been given until it is actually received by the party sought to be charged with the contents.

If to the Agent, to:

Dr. Srinivas Rao
1477 Paseo de las Flores
Encinitas, California 92024

With a copy (which shall not constitute notice) to:

Cooley LLP
ATTN: Karen E. Deschaine
4401 Eastgate Mall
San Diego, California 92212
Fax: (858) 550-6420

If to Buyer, to:

Retrophin, Inc.
777 Third Avenue, Suite 22
New York, New York 10017
Attention: Chief Executive Officer

With a copy (which shall not constitute notice) to:

Olshan Frome Wolosky LLP
Park Avenue Tower
65 East 55th Street
New York, NY 10022
Attention: Erik Syvertsen

All notices, requests, claims, demands or other communications personally delivered will be deemed given on the date delivered.  Any notice, request, claim, demand or other communication by electronic transmission will be deemed delivered to the party to whom addressed on the earlier of actual delivery or the first Business Day after such transmission was sent if such transmission was electronically confirmed or no notice that it was undeliverable was received.  Any notice, request, claim, demand or other communication delivered by courier will be deemed given on the earlier of actual delivery or the first Business Day after deposit with an overnight courier.  Any notice, request, claim, demand or other communication delivered by mail will be deemed given on the third Business Day after deposit in the United States mail.

ARTICLE 10
GENERAL

10.1. Usage of Terms.

In this Agreement, unless a clear intention to the contrary appears:

(a) the singular number includes the plural and vice versa;

(b) reference to any Person includes such Person’s successors and assigns, to the extent such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(c) reference to any gender includes each other gender;

(d) reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(e) reference to any Law means such Law as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Law means that provision of such Law from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(f) reference to the knowledge of a party means (i) as to an individual, actual knowledge of a particular fact or other matter without independent investigation (and shall in no event encompass constructive, imputed or similar concepts of knowledge) and (ii) as to parties other than individuals, the actual knowledge of such party or such party’s executive officers and directors without independent investigation (and shall in no event encompass constructive, imputed or similar concepts of knowledge).

(g) “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular article, section or other provision hereof;

(h) “including” means including without limiting the generality of any description preceding such term;

(i) “or” is used in the inclusive sense of “and/or”;

(j) with respect to any determination of any period of time, “from” means “from and including” and “to” means “to but excluding”;

(k) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto; and

(l) unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with generally accepted accounting principles for financial reporting in the United States of America.

10.2. Legal Representation of the Parties.

This Agreement was negotiated by the parties with the benefit of legal representation, and any rule of construction or interpretation otherwise requiring this Agreement to be construed or interpreted against any party shall not apply to any construction or interpretation hereof.

10.3. Incorporation of Schedules and Exhibits; Entire Agreement.

The exhibits and schedules attached hereto are an integral part of this Agreement and are incorporated herein by this reference and the specific references thereto contained herein.  This Agreement supersedes all prior discussions and agreements (including the Letter) among the parties with respect to the subject matter of this Agreement, and this Agreement, including the exhibits and schedules hereto to be delivered in connection herewith, contains the sole and entire agreement among the parties hereto with respect to the subject matter hereof.

10.4. Waiver.

Any term or condition of this Agreement may be waived at any time by the party which is entitled to the benefit thereof; such waiver shall be in writing and shall be executed by each party hereto (in the case of non-natural Persons, by the chairman, president or a vice president thereof).  A waiver on one occasion shall not be deemed to be a waiver of the same or any other matter on a future occasion.

10.5. Amendment.

This Agreement may be modified or amended only by a writing duly executed by or on behalf of all the parties hereto.

10.6. Counterparts.

This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature or by other electronic means, such as portable document format (.pdf) or tagged image file format (TIFF), which shall constitute a legal and valid signature for purposes hereof and shall have the same force and effect as original signatures.

10.7. Headings

The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

10.8. Governing law.

Except as otherwise provided herein, this agreement and all rights and obligations hereunder, including matters of construction, validity and performance shall be governed by the laws of the state of Delaware without giving effect to the principles of conflicts of laws thereof.

10.9. WAIVER OF JURY TRIAL.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS OR EVENTS CONTEMPLATED HEREBY OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY HERETO.  THE PARTIES HERETO EACH AGREE THAT ANY AND ALL SUCH CLAIMS AND CAUSES OF ACTION SHALL BE TRIED BY THE COURT WITHOUT A JURY.

10.10. CONSENT TO JURISDICTION.

EACH OF THE PARTIES HEREBY IRREVOCABLY AGREE THAT ANY ACTION AGAINST IT ARISING OUT OF OR IN ANY WAY RELATING TO THIS AGREEMENT OR THE TRANSACTION DOCUMENTS, OR ANY JUDGMENT ENTERED BY ANY COURT IN RESPECT THEREOF, SHALL BE BROUGHT OR ENFORCED IN THE STATE OR FEDERAL COURTS LOCATED IN NEW YORK, NEW YORK AND EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOT OR HEREAFTER HAVE TO THE VENUE OF ANY PROCEEDING BROUGHT IN NEW YORK, NEW YORK AND FURTHER IRREVOCABLY WAIVES ANY CLAIMS THAT ANY SUCH PROCEEDING HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

10.11. Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns; provided, however, that this Agreement or any right or part hereunder shall not be voluntarily assigned by any party hereto without the prior written consent of the other parties hereto, except that the Buyer may assign its rights and obligations hereunder to a wholly owned, direct or indirect, subsidiary of the Buyer.

10.12. Expenses.

Except as otherwise expressly provided in this Agreement, each party to this Agreement will bear its respective expenses incurred in connection with the preparation, execution, and performance of this Agreement and the other Transaction Documents, including all legal, accounting, investment banking/brokerage and other professional expenses incurred at any time by the Company and the Sellers in connection with therewith (“Transaction Expenses”).

10.13. Further Assurances.

The Sellers, on the one hand, and the Buyer, on the other hand, at any time after the Closing Date, will promptly execute, acknowledge and deliver any further deeds, assignments, conveyances and other assurances, documents and instruments of transfer, reasonably requested by the other parties and necessary to comply with the representations, warranties and covenants contained herein and will take any action consistent with the terms of this Agreement that may reasonably be requested by the other parties to accomplish the purposes of and the transactions contemplated by this Agreement and the documents executed in connection therewith.

10.14. No Third Party Beneficiary.

Any agreement to perform any obligation or pay any amount and any assumption of any obligation herein contained, express or implied, shall be only for the benefit of the parties hereto and their respective successors and permitted assigns as expressly permitted in this Agreement, and such agreements and assumptions shall not inure to the benefit of any obligee, whomever, it being the intention of the undersigned that no one shall be or be deemed to be a third party beneficiary of this Agreement other than parties that may have a right to indemnification under this Agreement.

10.15. Assignment.

No party hereto may assign any of its rights or delegate any of its obligations under this Agreement to any other Person without the prior written consent of the other parties hereto; provided, however, that any Seller may assign to any Person its right to receive all or any portion of the amount payable to Seller under Section 1(a) by providing written notice of such assignment to Buyer, with a copy to the Agent.

10.16. Character of Payments.

Notwithstanding anything in this Agreement to the contrary, amounts received or credited by the Buyer pursuant to Article 8 shall represent and be characterized as adjustments to the Purchase Price.  No such amounts shall be characterized as income to Parent, the Buyer, the Company or any of their affiliates.

10.17. Limitation of Liability.

The parties hereto expressly acknowledge and agree that no party hereto shall have any liability under any provision of this Agreement for any punitive, incidental, consequential, special or indirect damages, including business interruption, diminution in value, loss of future revenue, profits or income, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement.

10.18. Trustee Capacity of Wilmington Trust.

Notwithstanding anything contained herein to the contrary, it is expressly understood and agreed by the parties hereto that (i) this Agreement is executed and delivered by Wilmington Trust Company, not individually or personally but solely in its trustee capacity, in the exercise of the powers and authority conferred and vested in it under (x) in the case of RPI Finance Trust, a Delaware statutory trust (“RPIFT”), the Amended and Restated Trust Agreement dated as of August 9, 2011, among State Street Custodial Services (Ireland) Limited, as Trustee of Royalty Pharma Investments, an Irish Unit Trust, and Wilmington Trust Company, as owner trustee of RPIFT and (y) in the case of RP SELECT FINANCE TRUST, a Delaware statutory trust (“RPSFT”), the Amended and Restated Trust Agreement dated as of August 9, 2011, among State Street Custodial Services (Ireland) Limited, as Trustee of Royalty Pharma Select, an Irish Unit Trust, and Wilmington Trust Company, as owner trustee of RPSFT, (ii) each of the representations, undertakings and agreements herein made on the part of RPIFT and/or RPSFT is made and intended not as a personal representation, undertaking and agreement by Wilmington Trust Company but is made and intended for the purpose of binding only RPIFT and/or RPSFT, as the case may be and (iii) under no circumstances shall Wilmington Trust Company be personally liable for the payment of any indebtedness or expenses of RPIFT or RPSFT or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by RPIFT or RPSFT under this Agreement or any related documents.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

BUYER:

RETROPHIN, INC.

By: /s/ Martin Shkreli
       Name: Martin Shkreli
       Title: Chief Executive Officer

COMPANY:

KYALIN BIOSCIENCES INC.

By: /s/ Srinivas G. Rao
       Name: Srinivas G. Rao
       Title: President

SELLERS:

/s/ Srinivas G. Rao
Dr. Srinivas Rao

Capital Stock Ownership: 74 Kyalin Shares

RPI Finance Trust
By:  Wilmington Trust Company, not in its individual capacity but solely in its capacity as owner trustee

By: /s/ Yvette C. Howell
       Name: Yvette C. Howell
       Title: Assistant Vice President

Capital Stock Ownership: 16 Kyalin Shares

[Signature Page to Stock Purchase Agreement]

RP Select Finance Trust
By:  Wilmington Trust Company, not in its individual capacity but solely in its capacity as owner trustee

By: /s/ Yvette C. Howell
       Name: Yvette C. Howell
       Title: Assistant Vice President

Capital Stock Ownership: 4 Kyalin Shares

/s/ Sabrina Johnson
Sabrina Johnson

Capital Stock Ownership: 4 Kyalin Shares

/s/ Jeff Anderson
Jeff Anderson

Capital Stock Ownership: 1 Kyalin Share

Cooley LLP

By: /s/ Frederick T. Muto
       Name: Frederick T. Muto
       Title: Partner

Capital Stock Ownership: 1 Kyalin Share

[Signature Page to Stock Purchase Agreement]